PRICING SUPPLEMENT NO. 95-37 Dated January 16, 1996     Rule 424(b)(2)
To Prospectus Supplement Dated March 2, 1995         File No. 33-57541


                         BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                           (Book Entry Notes)


Salomon Brothers Inc purchased $100,000,000 principal amount of these Medium-Term Notes, Series H, maturing on February 14, 1997, at a principal price of $100,000,000.00 for resale to investors from time to time at prices based on market conditions at the time of resale.

       Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  February 14, 1997      Interest Payment Period:
                                         Quarterly  (See Special
Interest Rate Basis:                     Provisions)
  LIBOR
                                       Interest Reset Period:
Specify Other Base Rate:  N/A            Quarterly (See Special
                                         Provisions)
Index Maturity:  3-month  (See
  Special Provisions)                  Interest Reset Dates:
                                         Same as Interest Payment Dates
Spread: minus 0.07
                                       Settlement Date (Issue Date):
Spread Multiplier:  N/A                  January 19, 1996

Maximum Interest Rate: N/A             Calculation Agent:
                                         Chase Manhattan Bank, N.A.
Minimum Interest Rate: N/A
                                       Optional Repayment Date(s):
Interest Payment Dates:                  N/A
  Quarterly on the 19th of each
  January, April, July and             Additional Terms:
  October, commencing on April           For the purposes of the Notes
  19, 1996, through and                  contemplated hereunder, interest
  including the Maturity Date.           payments will include interest
                                         accrued to, but excluding the
                                         Interest Payment Date.
Initial Interest Rate:
  Determined as if the Settlement      Special Provisions:
  Date was an Interest Reset Date.       The Index Maturity for the
                                         January 19, 1997 Interest Reset
                                         Date shall be 1-month.